Contact: Bill Galligan, (816) 983-1551, bgalligan@kcsouthern.com

Kansas City Southern Volumes, Service Recovered from Hurricane Alex Impacts;
Company Forecasts Near 20% Revenue Growth for Second Half 2010

Kansas City, Missouri, September 2, 2010 – The Kansas City Southern (“KCS”) (NYSE: KSU) rail network has fully recovered from the impacts of Hurricane Alex and related tropical storms that caused widespread damage and flooding in central and northeastern Mexico on the Kansas City Southern de Mexico, S.A. de C.V. (KCSM) system. According to KCS executive vice president and chief financial officer Michael Upchurch, “August volumes represent the highest number of monthly carloadings to-date in 2010.”

During the four weeks in which service was impacted, KCS volumes dropped 18.1% from the four-week period just before the hurricane made landfall on June 30, 2010. With service restored by late July, KCS’s August volumes recovered increasing 13.7% over August 2009 and slightly over pre-recession 2008 August volumes. Underscoring the strength of its recovery, KCS’ August 2010 volumes made it the second largest volume month for the Company in the last three years and surpassed internal projections developed prior to the hurricane for both volume and revenue.

Speaking at the Hodges Capital Management Investment Forum in Dallas, Texas, Upchurch credited the speed with which KCS was able to repair the portions of its rail infrastructure damaged by the hurricane impacts as being the key factor in restoring traffic and service levels within an expedited timeframe. According to Upchurch, “The effective response of our operations team in the face of very harsh natural conditions not only kept our customers’ businesses open and productive, it also has put KCS in position to have a very strong finish to 2010.

“We have sufficient visibility into our markets and book of business to project that, excluding the impact of the hurricane on July revenues, KCS’ second half 2010 revenue growth should approach 20%,” Upchurch told conference attendees. “This is especially significant in light of the fact that KCS’ business levels rebounded from the depths of the 2008-09 recession sooner than for the other U.S. railroads. Since the Company actually posted solid third and fourth quarter results in 2009, KCS’ projected near 20% revenue growth in the second half of 2010 will be coming on some reasonably difficult comparables.

“The quality of our management and employees, coupled with a truly unique franchise serving some of the most rapidly growing economic centers in the U.S. and Mexico, reinforce our steadfast belief that KCS is well positioned to grow rapidly in the years to come.”

A webcast of Michael Upchurch’s presentation at the Hodges Capital Management conference will be available on KCS’ website, www.kcsouthern.com, through September 9th.

Headquartered in Kansas City, MO., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the ”Risk Factors” and the ”Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-04717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

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